Exhibit 99.1

Colombier Acquisition Corp. Announces Pricing of $150 Million Initial Public Offering

NEW YORK—June 9, 2021— On June 8, 2021, Colombier Acquisition Corp. (the “Company”) priced its initial public offering of 15,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) under the symbol “CLBR.U” commencing on June 9, 2021. Each unit consists of one share of the Company’s Class A common stock and one-third of one warrant, each whole warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, we expect that the Class A common stock and warrants will be listed on the NYSE under the symbols “CLBR” and “CLBR WS,” respectively.

The Company’s sponsor team is a consortium of SuRo Capital Corp. and principals of Farvahar Partners and Torch Capital, who have come together to leverage their combined expertise and differentiated relationship network to identify and execute attractive business combination opportunities. The team is led by our Chief Executive Officer and Chairman, Omeed Malik and Chief Financial Officer, Joe Voboril. The Company’s board of directors includes: Omeed Malik, Founder and CEO of Farvahar Partners; Joe Voboril, Co-Founder and Managing Director of Farvahar Partners; Ryan Kavanaugh, Co-Founder of Triller; Eddie Kim, Founder and CEO of Memo; Jonathan Keidan, Founder and Managing Partner of Torch Capital; Keri Findley, Senior Managing Director of SuRo Capital Corp.; and Claire Councill, an investor at SuRo Capital Corp.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. It may pursue an initial business combination target in any business or industry.

B. Riley Securities, Inc. is acting as sole bookrunning manager. The Company has granted the underwriters a 45-day option to purchase up to 2,250,000 additional units at the initial public offering price to cover over-allotments, if any.

This offering will only be made by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from B. Riley Securities, Inc. at 1300 17th Street N., Suite 1400, Attn: Syndicate Prospectus Department, Arlington, Virginia 22209, by telephone at (703) 312-9580 or by email at prospectuses@brileyfin.com.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Colombier Acquisition Corp.
Email: ir@colombierspac.com